Exhibit 10.15

PRIVILEGED AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT by and among Pacific Trust Bank, a federally-chartered savings bank (“Bank” or “Employer”) and Jeffrey Seabold (the “Executive”) is dated as of the 13th day of May, 2013 (the “Agreement”).

1.        Effective Date.   The “Effective Date” shall mean the date first set forth above.

2.        Employment Period.  Employer hereby agrees to employ the Executive, and the Executive hereby agrees to serve Employer, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (the “Employment Period”); provided, however, that, commencing on the date that is two years after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Employment Period shall automatically be extended so as to terminate two years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, Employer shall give notice to the Executive that the Employment Period shall not be so extended.

3.        Terms of Employment.  (a)  Position and Duties.  (i)  During the Employment Period, the Executive shall serve as Managing Director, Residential Lending Division of Bank with such duties and responsibilities as are customarily assigned to such position; provided that, for the avoidance of doubt, the Executive shall have no policy making authority and will not be responsible for any policy making functions with respect to either Bank or First PacTrust Bancorp, Inc., a Maryland corporation and wholly owning parent holding company of Bank (“Bancorp”). The Executive shall report directly to the Chief Executive Officer of Bank (the “Bank CEO”) and/or such other officers of Bank and/or Bancorp as determined by the board of directors of Bank (the “Bank Board”) from time to time. If the Executive serves on the board of directors of either Bancorp and/or Bank during the Employment Period (which shall be subject to election by the shareholders of Bancorp and Bank, respectively, and subject to each of Bancorp’s and Bank’s ordinary course director nomination processes and policies), the Executive agrees that (i) he shall so serve without compensation for his service as a director and (ii) shall not serve on any committee of either such boards of directors for which independence is necessary or, as determined by the Chair of the board of directors of Bancorp or the Chair of the Bank Board, respectively, in his or her sole discretion, advisable. During the Employment Period, the Executive shall be provided with an office at the corporate headquarters in Irvine, California and Beverly Hills, California.

(ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under this Agreement, the Executive shall be employed by Employer on a full-time basis and agrees to devote such time as is necessary to discharge the responsibilities assigned to the Executive hereunder and to use the Executive’s reasonable best efforts to perform such responsibilities faithfully and efficiently. During the Employment Period, it shall not be a violation of this Agreement for the Executive to, either for free or for personal compensation, (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, (C) manage personal investments and personal investment companies, (D) subject to

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Section 9, his fiduciary duties to Bancorp and Bank, and his compliance with Employer’s policies and procedures in effect from time to time applicable to employees of either Bancorp or Bank with respect to actual or potential conflicts of interest, including without limitation the Code of Business Ethics and Conduct, attend to other business matters, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of Employer in accordance with this Agreement, and (E) subject to Section 9, his fiduciary duties to Bancorp and Bank, and his compliance with Employer’s policies and procedures in effect from time to time applicable to employees of either Bancorp or Bank with respect to actual or potential conflicts of interest, including without limitation the Code of Business Ethics and Conduct, serve as an officer and/or director, including Chief Executive Officer of CS Financial, Inc. and its direct or indirect subsidiaries (collectively, “CS”) or any of the CS Related Entities; provided, that it is expressly understood and agreed that Executive shall not serve as the loan officer with respect to any loan originated by CS or any of or any CS Related Entities (and any loan for which Executive serves as the loan officer shall be for the account of Employer). For purposes of this Agreement, “CS Related Entities” means any non-subsidiary affiliates of CS, including Camden Capital Partners, LLC, Camden Escrow and other direct and indirect subsidiaries of the foregoing and related companies.

     (b)       Compensation.   (i) Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $400,000 payable in accordance with Employer’s normal payroll policies. The Executive’s Annual Base Salary shall be reviewed for increase at least annually by the Bank Board, the Bancorp board of directors (the “Bancorp Board”) and/or the Compensation Committee of the Bancorp Board (the “Compensation Committee”) pursuant to normal performance review policies. The Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

 (ii)    Annual Bonus.  With respect to each fiscal year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) of up to or greater than 100% of the Executive’s Annual Base Salary in effect at the beginning of such fiscal year, with an annual target bonus equal to 50% of such Annual Base Salary (the “Target Bonus”), pro-rated for any partial year; provided, that the actual Annual Bonus and related performance objectives and metrics shall be determined and established by the Bank Board and the Compensation Committee, taking into account the performance of ancillary mortgage related businesses. The actual Annual Bonus, which could be higher or lower than the Target Bonus, shall be paid in cash no later than March 15 of the year following the year to which the Annual Bonus relates.

(iii)    Incentive Bonus.

A.    With respect to each fiscal year ending during the Employment Period, the Executive shall receive an incentive bonus (“Incentive Bonus”) equal to (I) for 2013, (a) an amount such that the Executive’s total compensation with respect to 2013 (including, for the avoidance of doubt, the Executive’s Annual Base Salary and Annual Bonus in respect of 2013) for purposes of Section 162(m) of the Code would not reasonably be expected to exceed $1 million (the “Initial Amount”), plus (b) the maximum amount of cash incentives that may be paid for a performance period pursuant to the terms of the First PacTrust Bancorp, Inc. 2013 Omnibus Incentive Plan (or its successor) (the “Omnibus Incentive Plan”), if any (subject to the approval by shareholders of the Omnibus Incentive Plan at the 2013 annual meeting of shareholders of Bancorp) minus the Initial Amount, or (II) for any subsequent year, the maximum amount of cash incentives that may be paid for a performance period pursuant to the terms of the Omnibus Incentive Plan, if (x) for 2013, solely with respect to amounts other than the Initial Amount, with respect to the portion of the fiscal year during which Executive was employed and (y) for any subsequent year, with respect to the first full fiscal quarter of such year, the Compensation Committee has certified that there are positive operating profits generated by originations held for sale by the Employer’s Residential Lending Division, including CS if acquired by Bank, Bancorp or a controlled affiliate (the “Section 162(m) Goal”), provided that the Compensation Committee shall be permitted to exercise its discretion to pay the Executive a lesser amount equal to no less than (A) 10% of the excess, if any, of (1) the operating profits generated by originations held for sale by the Employer’s Residential Lending Division, including CS if acquired by Bank, Bancorp or a controlled affiliate, over the applicable period to which the bonus relates (for the avoidance of doubt, net of all compensation to employees of such Residential Lending Division (excluding Executive)), as determined in good faith by the Bank Board and the Compensation Committee, in consultation with the Chief Financial Officer of Bancorp and/or Bank (the “Measured Income”) minus (2) the Hurdle Amount, minus (B) the Generation Shortfall, in each case pro-rated for any partial year; provided, further, that, the Incentive Bonus will be paid to the executive one-half in cash and the other half in equity awards with respect to shares of Bancorp common stock on terms (including restrictive covenants) that are substantially consistent with the terms of equity awards granted to employees of Employer in the ordinary course of business consistent with past practice; provided, that in the event that the CS Financial Acquisition is completed pursuant to the exercise of the CS Option, Executive will receive 75% of his Incentive Bonus in cash until he has received an amount in cash (from all sources pursuant to this Agreement, including, without limitation, Annual Base Salary, Annual Bonus, Incentive Bonus and Purchase Price) equal to 80% of the value of the shares of Bancorp common stock received by Executive as a CS shareholder in such CS Financial Acquisition, based upon the closing price of Bancorp common stock as of the Closing Date on the NASDAQ; and provided further, that the regular vesting schedule of the equity awards shall be one third on each of the first, second and third anniversaries of the date of grant, subject to Employee’s continued employment through the applicable vesting date. For clarity, the Incentive Bonus shall be paid and granted, as applicable, in four (4) quarterly installments (based on fiscal quarters of Employer), in arrears, with each quarterly payment or grant due within sixty (60) days (or in the case of the first quarter of each fiscal year, the ninety (90) days) following the end of each fiscal quarter, subject to adjustment and true-up, if any, for actual overall annual performance based on annual audited results compared to quarterly Incentive Bonus amounts paid or granted; provided that no payment or grant with respect to 2013, other than the Initial Amount, shall be made until ninety (90) days following the end of 2013. For the avoidance of doubt, Measured Income will be as calculated consistently with Exhibit C hereto.

B.    For three (3) years following the grant of any such equity payments or other equity compensation, all equity payments or other equity compensation provided to Employee under this Agreement will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of Employer (1) in effect from time to time generally applicable to executives of the Bank or (2) adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) or by agreement with, or consent of, Employee.

C.    For purposes this Agreement, the “Hurdle Amount” shall mean (i) prior to the acquisition, if any, by Bancorp and/or Bank of CS (in whole or in part) pursuant to either the CS Option (as defined below) or an agreement executed on or prior to December 31, 2013, $5.4 million, (ii) following the acquisition, if any, by Bancorp and/or Bank of CS (in whole or in part) pursuant to either the CS Option (as defined below) or an agreement executed on or prior to December 31, 2013, the Hurdle Amount otherwise in effect at such time plus 20% of the gross purchase price (without adjustment pursuant to Section 4(c) or otherwise) to be paid by Bancorp and/or Bank in such acquisition and (iii) following each and every other acquisition by (or other business combination involving) Bancorp and/or Bank following the date hereof of (or with or by) any business in or with the same or related line(s) of business as the Employer’s Residential Lending Business (including, for the avoidance of doubt, the acquisition (in whole or in part) of CS other than as contemplated by the immediately preceding clause (ii)), the Hurdle Amount otherwise in effect at such time (which could be zero (0)) plus such amount as reasonably determined in good faith by the Bank Board and Compensation Committee (including with respect to an appropriate and equitable “sunset” provision with respect to such additional Hurdle Amount), in view of an 20% return on equity for Bancorp and/or Bank, as applicable.

D.    Notwithstanding clause C. above:

(i)        the Hurdle Amount shall be cumulative on an annual basis, such that if, in any fiscal year, the applicable Hurdle Amount exceeds the Measured Income (such excess, the “Catch-Up Amount”) with respect to such year (a “Subject Year”), the Hurdle Amount applicable to the immediately following fiscal year shall for all purposes additionally include the Catch-Up Amount (and this clause (i) shall be continue to be applied for each subsequent fiscal year, cumulatively, using the Hurdle Amounts as increased by this clause (i)). Any increases in the Hurdle Amounts by virtue of such Catch-Up Amounts shall cease to apply once the aggregate Measured Income in respect of the Subject Year and all subsequent fiscal years through and including the fiscal year in question (such period of years, the “Measurement Period”) equals or exceed the aggregate Hurdle Amounts (without giving effect to any increases to the Hurdle Amounts as a result of such Catch-Up-Amounts) in respect of the entire Measurement Period (an “Equalization Event”); provided, that, for the avoidance of doubt, following any Equalization Event, this clause (i) will again become triggered and effective if and when any subsequent fiscal year qualifies as a Subject Year; and

(ii)       without limiting Section 3(b)(iii)(C)(iii) above, (A) if Bancorp and/or Bank do not acquire or agree to acquire CS on or prior to December 31, 2013, (x) Section 3(b)(iii)(C)(ii) above shall not apply and (y) Section 3(b)(iii)(C)(i) above shall no longer apply from and after the quarter immediately following the quarter in which Cumulative Operating Profits in excess of the applicable Hurdle Amounts exceeds, in the aggregate, $15.5 million, and (B) if Bancorp and/or Bank do acquire or agree to acquire CS on or prior to December 31, 2013, Sections 3(b)(iii)(C)(i) and 3(b)(iii)(C)(ii) above shall no longer apply from and after the quarter immediately following the quarter in which Cumulative Operating Profits in excess of any applicable Hurdle Amount exceeds, in the aggregate, $25.5 million. In addition, from and after the occurrence of the events contemplated by Section 3(b)(iii)(D)(ii)(A)(y) or Section 3(b)(iii)(D)(ii)(B), the Generation Shortfall deduction from Measured Income under Section 3(b)(iii)(A) shall be eliminated.

E.  With respect to any fiscal year, the “Generation Shortfall” in respect of such fiscal year shall mean the excess, if any, of (1) $1.5 million over (2) the Measured Income in respect of such year, but solely to the extent such Measure Income is generated by loan officers, loan production offices or origination channels who or which, as applicable, were newly added to Employer’s Residential Lending Division subsequent to December 31, 2012.

F. For purposes of this Agreement, “Cumulative Operating Profits” means, as of any date of measurement, cumulative operating profits (as determined in good faith by the Bank Board and the Compensation Committee, in consultation with the Chief Financial Officer of Bancorp and/or Bank) generated from and after the date hereof by originations held for sale by the Employer’s Residential Lending Division (including CS if acquired by Bank, Bancorp or a controlled affiliate and for the avoidance of doubt, net of all compensation to employees of such Residential Lending Division (including Executive)). For the avoidance of doubt, Cumulative Operating Profits will be calculated consistently with Exhibit D hereto.

(iv)     Initial Restricted Stock Grant.  On the first business day of the month immediately following the approval by shareholders of the Omnibus Incentive Plan at the 2013 annual meeting of shareholders of Bancorp (the “Grant Date”), the Executive shall be awarded a one-time signing bonus in the form of a grant under the Omnibus Incentive Plan of 50,000 shares of restricted voting common stock of Bancorp, which shares shall vest in five equal annual installments of 10,000 shares on each of the first, second third, fourth and fifth anniversary dates of the Effective Date, subject to the Executive’s continued employment through the applicable vesting date (the “Initial Restricted Stock Grant”). The terms of the Initial Restricted Stock Grant shall be subject to the terms of the final restricted stock award agreement evidencing the Initial Restricted Stock Grant, a form of which shall be attached hereto as Appendix A (the “Restricted Stock Agreement”). In the event of a conflict between the Restricted Stock Agreement and this Agreement, the terms of the Restricted Stock Agreement shall control. In the event that shareholders do not approve the Omnibus Incentive Plan at the 2013 annual meeting of shareholders of Bancorp, in lieu of the Initial Restricted Stock Grant the Executive shall be granted, on the Grant Date, 50,000 cash-settled restricted stock units based on shares of common stock of Bancorp on substantially the same terms and conditions as the Initial Restricted Stock Grant.

   (v)     Initial Stock Option Grant.  On the Effective Date, Executive shall receive an inducement grant of non-qualified stock options for the purchase of 100,000 shares of Bancorp’s voting common stock at an exercise price per share equal to the closing market price per share of Bancorp’s common stock on the Effective Date, which stock options shall vest and become exercisable in five equal annual installments of 20,000 shares on each of the first, second, third, fourth and fifth anniversary dates of the Effective Date, subject to the Executive’s continued employment through the applicable vest date (the “Initial Stock Option Grant”). The terms of the Initial Stock Option Grant shall be subject to the terms of the final stock option award agreement evidencing the Initial Stock Option Grant, a form of which shall be attached hereto as Appendix B (the “Stock Option Agreement”). In the event of a conflict between the Stock Option Agreement and this Agreement, the terms of the Stock Option Agreement shall control.

  (vi)     Equity Awards.  During the Employment Period, the Executive shall be eligible to participate in Bancorp’s equity compensation plans as may be in effect from time to time.

 (vii)     Other Employee Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in all benefits under all plans, practices, policies and programs provided by Employer on a basis that is no less favorable than those generally applicable or made available to executives of Employer. The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) on a basis that is no less favorable than those generally applicable or made available to executives of Employer, provided that business travel, meal expenses and business accommodations shall be in the Executive’s reasonable discretion and shall include premium cabin air travel.

(viii)     Beneficiaries.  From time to time, by signing a form furnished by Employer, Executive may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer any outstanding equity awards held by Executive at the time of his death. If Executive fails to designate a beneficiary as provided above, or if the designated beneficiary dies before Executive or before complete payment or settlement of the outstanding equity awards, the outstanding equity awards held by Executive shall be transferred to Executive’s estate. For purposes of this Agreement, the term “designated beneficiary” means the person or persons designated by Executive as his beneficiary in the last effective beneficiary designation form filed with Employer, or if Executive has failed to designate a beneficiary, the Executive’s estate.

4.         Option to Acquire CS Financial and Affiliated Entities.  The Executive hereby grants, on behalf of himself and on behalf of CS (with respect to which the Executive represents and warrants he is, and until at least December 31, 2013 (the period from and after the date hereof and until December 31, 2013, the “Subject Period”) will remain, the Chief Executive Officer, Chairman of the Board and controlling shareholder) and CS’s other shareholders, Bancorp and Bank (collectively, the “Acquiror”) the exclusive option (the “CS Option”), exercisable in Acquiror’s sole discretion pursuant to written notice delivered to the Executive and CS on or prior to the 120 day anniversary of the Effective Date (the “Option Period”), to acquire CS (including, for the avoidance of doubt any and all direct or indirect interests of CS in CS’s subsidiaries and CS Related Entities and any other entity) (the acquisition by Acquiror of CS, regardless of whether pursuant to the CS Option, the “CS Financial Acquisition”). During the Subject Period, the Executive shall, and shall cause CS and their respective representatives to, provide Bancorp and its advisors and representatives all necessary and/or appropriate due diligence and other information and access requested by Acquiror or its representatives to evaluate the CS Financial Acquisition and/or any aspect thereof (including, without limitation, as to valuation). For the avoidance of doubt, the CS Option shall be exercisable in the Acquiror’s sole and absolute discretion, and nothing herein or otherwise shall be interpreted to obligate the Acquiror or any of its affiliates to exercise the CS Option in any respect.

(a)        To the extent the CS Option is exercised during the Option Period pursuant to the immediately preceding paragraph, the purchase price applicable to the CS Financial Acquisition shall be $10,000,000. The purchase price determined by this Section 4(a) shall be referred to as the “Purchase Price” and shall be subject to adjustment as set forth below in this Section 4 and shall be paid to the shareholders of CS on a pro rata basis, based on each such shareholder’s ownership interest in CS.

(b)        In the event that Acquiror shall have exercised the CS Option, Acquiror shall, upon Closing, pay the Purchase Price in the combination of Bancorp common stock and cash described in this paragraph (b); provided that the Bancorp common stock (1) shall be valued for this purpose based on the volume weighted average trading price of Bancorp common stock on the NASDAQ over the 10-day period ending on (and including) the business day immediately preceding the date on which Acquiror exercises the CS Option and (2) shall represent 80% of the total Purchase Price, or such other percentage (no less than 51%) mutually agreed in writing by Acquiror and CS. 60% of the total Purchase Price that is paid in shares of Bancorp common stock shall be distributed on the Closing Date (as defined below) and the remainder shall be distributed: (A) 1/3 upon the later of the first anniversary of the Closing Date and the date on which originations held for sale by the Employer’s Residential Lending Division (beginning from and after the Closing Date) equal at least $1 billion (excluding the direct impact of any acquisition or business combination activity involving the Employer’s Residential Lending Division from and after the date hereof other than the CS Financial Acquisition); (B) 1/3 upon the later of the second anniversary of the Closing Date and the date on which originations held for sale by the Employer’s Residential Lending Division (beginning from and after the Closing Date) equal at least $2 billion (excluding the direct impact of any acquisition or business combination activity involving the Employer’s Residential Lending Division from and after the date hereof other than the CS Financial Acquisition); and (C) 1/3 shall vest upon the later of the third anniversary of the Closing Date and the date on which originations held for sale by the Employer’s Residential Lending Division (beginning from and after the Closing Date) equal at least $3 billion (excluding the direct impact of any acquisition or business combination activity involving the Employer’s Residential Lending Division from and after the date hereof other than the CS Financial Acquisition). Moreover, in consideration of the substantial expenditures of time, effort and expenses to be undertaken by Executive in order to consummate, and prepare for the consummation of (including, without limitation, as to integration), the CS Financial Acquisition during the period between the exercise, if any, of the CS Option and the Closing, in the event that the Acquiror exercises the CS Option, during the period beginning on the date of exercise of the CS Option and ending upon the earlier of (x) the date immediately prior to the Closing Date and (y) the date of the termination of the CS Financial Acquisition contemplated by the CS Option exercise without the Closing having occurred, the Acquiror shall pay the Executive, on a monthly basis, an amount in cash equal to $25,000, pro-rated for any partial month(s).

(c)        In the event that Acquiror shall have exercised the CS Option, the closing of the CS Financial Acquisition (the “Closing”) shall take place on a date determined by Acquiror that is no later than the 90th day following the exercise of the CS Option, provided that such date may be extended to the extent necessary for the obtainment of all required regulatory approvals (such date of the Closing, the “Closing Date”), but not beyond February 28, 2014 without the consent of Executive (not to be unreasonably withheld, conditioned or delayed). The Closing shall be subject to customary closing conditions, including the receipt of all required regulatory approvals, the accuracy of the sellers’ and CS’ representations and warranties, compliance by the sellers and CS with customary covenants, and the entry into by Bancorp and/or Bank with each of the individuals set forth on Schedule 1 to this Agreement of an employment agreement on terms reasonably satisfactory to Acquiror, providing for the employment of such individuals with Bancorp and/or Bank for a period of three years following the Closing Date. In addition, any retention, change of control, severance or similar payments required or made in connection with the Closing in respect of the individuals set forth on Schedule 1 shall be subject to Executive’s approval (not to be unreasonably withheld, conditioned or delayed) and reduce the total Purchase Price on a dollar for dollar basis.

(d)        In consideration of the substantial expenditures of time, effort and expenses to be undertaken by Employer in its evaluation and consideration of the CS Financial Acquisition, Executive agrees that during the Subject Period, (1) he shall not, and shall cause CS, the CS Related Entities and its and their respective officers, directors, affiliates, employees, representatives, shareholders, members, partners and agents not to, directly or indirectly, solicit, initiate, facilitate or participate in any way in discussions or negotiations with, or provide any information or assistance to or enter into any agreement or arrangement with, any person or group of persons (other than Bancorp and/or Bank) concerning any acquisition (in whole or part) of CS or any CS Related Entities or any of their respective subsidiaries or affiliates, the issuance of any securities of CS, any CS Related Entity or any of their respective subsidiaries or affiliates, the sale of any part of the assets or properties of CS, any CS Related Entity or any of their respective subsidiaries or affiliates outside the ordinary course of its business, or any merger, consolidation, liquidation, dissolution or similar transaction involving CS, any CS Related Entity or any of their respective subsidiaries or affiliates, or assist in or participate in, facilitate or encourage any efforts or attempts by any other person to do or seek to do any of the foregoing and (2) if desired by Bancorp and/or Bank, he shall, and shall cause CS, the CS Related Entities and its and their respective officers, directors, affiliates, employees, representatives, shareholders, members, partners and agents to, engage in exclusive discussions with Bancorp and/or Bank with respect to a potential CS Financial Acquisition, including in view of the fair market value of CS on a stand-alone (and cash-free) basis, as determined by Sterne Agee, or such other independent third party approval firm or investment bank selected by Acquiror and reasonably approved by Executive (such approval not to be unreasonably withheld or delayed). Executive will promptly inform Bancorp if he, CS, any CS Related Entity or any of their respective subsidiaries, affiliates or representatives is approached with respect to, or otherwise made aware of, any such solicitation, discussions or inquiries. In addition, during the Subject Period (and if the CS Option is exercised, until the Closing), Executive shall, and shall cause CS to, use commercially reasonable efforts to preserve intact CS’ business organizations and the goodwill of its customers, suppliers and others having business relations with it.

(e)        Upon Bancorp’s exercise, if any, of the CS Option, Executive shall and shall cause CS and each of CS’ other shareholders to enter in and deliver all necessary and appropriate definitive documentation in order to effectuate the CS Financial Acquisition in accordance with the terms and conditions of this Section 4, including without limitation a definitive acquisition agreement providing for customary representations, warranties, covenants, indemnities and conditions for transactions of this type and consistent with the terms and conditions of this Section 4, and such other certificates, documents and instruments at the Closing as are necessary and/or customary to give effect to the transactions contemplated by this Section 4; provided, that, other than in the case of fraud or willful breach, in no event will any CS shareholder have any personal liability in respect of any representation or warranty of CS in excess of 15% of such CS shareholder’s portion of the total Purchase Price.

(f)        Executive hereby represents and warrants to Bancorp and Bank that he has all necessary corporate and other power and authority, including all authorization necessary under CS’ governing documents and applicable law, to make the agreements and undertakings in this Section 4 on behalf of himself, CS and the other CS shareholders in order to approve and effectuate the consummation of the CS Financial Acquisition in accordance with the terms of this Section 4 without further approvals of CS or any of its other shareholders, and the CS Related Entities, and that this Agreement (including without limitation this Section 4) is a valid and binding obligation of Executive and (for purposes of this Section 4) CS and the other shareholders of CS, and the CS Related Entities, enforceable against Executive and (for purposes of this Section 4), CS and the other shareholders of CS, and the CS Related Entities, in accordance with its terms. Simultaneously with the execution and delivery of this Agreement, CS has delivered to Bancorp an irrevocable acknowledgement and agreement with respect to all matters set forth in this Agreement, including without limitation this Section 4, Section 3(a) and Section 9.

(g)        Regardless of whether or not Bancorp exercises the CS Option, Executive hereby agrees, on behalf of himself and on behalf of CS and the other shareholders thereof, that from and after the date hereof, CS shall, and Executive shall cause CS to, forthwith eliminate the potential for conflicts of interest between Bank retail branches and CS’s DirectPath retail locations by assigning all rights and intellectual property in, under and/or relating to CS’s

DirectPath business to Acquiror, and Acquiror shall have the right, but not the obligation, to elect (the “Direct Path Option”) to assume and acquire any and/or all rights, contracts (including employee contracts), and assets in, under or relating to the CS’s DirectPath business at fair market value determined by Sterne Agee, or such other independent third party approval firm or investment bank selected by Acquiror and reasonably approved by Executive (such approval not to be unreasonably withheld or delayed), which determination shall be final and binding upon CS, the Executive, the other shareholders of CS and Acquiror. Any such rights, contracts and assets not assumed or acquired by Acquiror pursuant to the Direct Path Option shall be forthwith disposed of by CS on or before December 31, 2013, and from and after the date hereof, there shall be no new locations opened by CS without Acquiror’s express written consent. For the avoidance of doubt, clauses (e) and (f) above shall, and hereby do, apply to the Direct Path Option and the other matters set forth in this clause (g) mutatis mutandis.

(h)        The Acquiror and Executive (on behalf of himself and on behalf of CS and the other shareholders thereof) expressly agree that each of the Acquiror, on the one hand, and the shareholders of CS on the other hand, shall pay their own respective fees, costs and expenses incident to the CS Financial Acquisition (in the case of CS shareholders, whether incurred by such shareholders or by CS), including the negotiation, preparation and consummation thereof, including the fees and expenses of their counsel, accountants and other experts; provided, that Employer agrees to pay all reasonable and documented legal fees incurred by Executive in connection with the negotiation of this Agreement.

(i)        Executive shall be entitled to cause CS to distribute all cash on hand to the CS shareholders immediately prior to closing of the CS Financial Acquisition.

(j)        In the event that the CS Option is exercised, the Executive agrees that the structure of the related CS Financial Acquisition may be altered by the Acquiror to an asset purchase or otherwise in view of such alternative structure(s) being beneficial to the parties from tax, accounting, regulatory or other substantive perspectives.

(k)        Other than clauses (d), (f) and (h) above, the provisions of this Section 4 shall terminate and be of no further force and effect upon the effectiveness of a Non-Acquisition Termination.

5.          Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If Employer determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with Employer shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with Employer on a full-time basis for 90 consecutive, or a total of 180 days in any 12 month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Employer or its insurers and acceptable to the Executive or the Executive’s legal representative.

  (b)       Cause; Non-Acquisition Event. (1) Employer may terminate the Executive’s employment during the Employment Period either with or without Cause, and (2) either Employer or the Executive may terminate Executive’s employment by delivering the applicable Notice of Termination pursuant to clause (d) below during the sixty day period following a Non-Acquisition Event (any such termination pursuant to this clause (2) a “Non-Acquisition Termination”). For purposes of this Agreement, “Cause” shall mean:

  (i)    the Executive is convicted of, or pleads guilty or nolo contendere to a charge of commission of a felony involving moral turpitude or securities or banking laws;

 (ii)    the Executive has engaged in willful gross neglect or willful gross misconduct in carrying out his duties, which is reasonably expected to result in material economic or material reputational harm to Employer;

(iii)    the Executive is subject to an action taken by a regulatory body or a self-regulatory organization which materially impairs or prevents the Executive from performing his duties with Employer that are required under this Agreement; or

(iv)    The Executive materially breaches any provision of this Agreement.

For purposes of this Section 5(b), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Bancorp Board, the Bank Board or upon the instructions of the Bancorp Board, Bank Board or the Bank CEO or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Employer. In order to invoke a termination for Cause on any of the grounds enumerated under Section 5(b)(ii) or Section 5(b)(iv), Employer must provide written notice to the Executive of the existence of such grounds within 30 days following Employer’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Executive shall have 30 days following receipt of such written notice during which he may remedy the ground if such ground is reasonably subject to cure.

In addition, for purposes of this Agreement, a “Non-Acquisition Event” shall be deemed to have occurred if, as of the 121 day anniversary of the Effective Date, the CS Option shall not have been exercised (or, if exercised, the CS Financial Acquisition contemplated thereby shall have been terminated on or prior to the 121 day anniversary of the Effective Date).

  (c)        Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive, any of the following:

  (i)    the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements, in the context of the Employer’s Residential Lending Division and/or any other residential mortgage lending business established or acquired after the date hereof by Bank and/or Bancorp or their controlled affiliates), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities;

 (ii)    any material breach of any of the provisions of Section 3(b) of this Agreement;

(iii)    any requirement by Employer that the Executive’s services be rendered primarily at a location or locations other than Santa Monica, Beverly Hills or Irvine, California; or

(iv)    any failure by Employer to comply with Section 10(c) of this Agreement.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to Employer of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions and Employer shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) must occur, if at all, within 60 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

  (d)        Notice of Termination. Any termination by Employer for Cause, or by the Executive for Good Reason, or by Employer or the Executive as a Non-Acquisition Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or a Non-Acquisition Event, as applicable, shall not waive any right of the Executive or Employer, respectively, hereunder or preclude the Executive or Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or Employer’s rights hereunder.

  (e)        Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by Employer for Cause, or by the Executive with or without Good Reason (other than as a Non-Acquisition Termination), or by Employer or the Executive as a Non-Acquisition Termination, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by Employer other than for Cause or Disability (and other than a Non-Acquisition

Termination), the Date of Termination shall be the date on which Employer notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

  6.         Obligations of Employer upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability; Non-Acquisition Termination. If, during the Employment Period, Employer shall terminate the Executive’s employment other than for Cause, death or Disability, the Executive shall terminate employment for Good Reason or the Executive or Employer shall terminate employment as a Non-Acquisition Termination:

 (i)    Employer shall pay to the Executive the aggregate of the following amounts:

A.   to the extent not previously paid, in a lump sum in cash within 30 days after the Date of Termination, the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by Employer as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Employer policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs to the extent such bonus has been determined but not paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), shall be hereinafter referred to as the “Accrued Obligations”); and

B.   to the extent not previously paid, in a lump sum in cash no later than March 15 of the year following the year in which the Date of Termination occurs, subject to the achievement of any applicable performance goals required in order for the bonus to be deductible by reason of qualifying for the “performance-based” compensation exception of Section 162(m) of the Code, the product of (1) the Target Bonus (determined as though the Executive remained employed by Employer through the year in which the Date of Termination occurs) and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and

(ii)    Other than in a Non-Acquisition Termination, Employer shall pay to the Executive an amount equal to the product of (1) one and one-half and (2) the sum of (x) the Executive’s Annual Base Salary and (y) 400% of the quarterly installment of the Incentive Bonus in respect of most recently completed fiscal quarter of Employer as of the Date of Termination; provided, that if a termination of the Executive’s employment described in this Section 6(a) (other than a Non-Acquisition Termination) occurs within two years immediately following a Change of Control (as defined on Exhibit A hereto), in lieu of the forgoing amount, Employer shall pay to the Executive an amount equal to the product of (1) two and (2) the sum of the Executive’s Annual Base Salary and the Target Bonus; provided, further that the applicable amount payable pursuant to this sub-clause (ii) shall be payable in equal installments over the twenty-four (24) month period immediately following the last day of the Executive’s employment by Employer in accordance with Employer’s normal payroll policies;

(iii)    Other than in a Non-Acquisition Termination elected by the Executive, any equity-based awards granted to the Executive shall vest and become free of restrictions immediately, and any stock options or stock appreciation rights granted to the Executive shall be exercisable for the remainder of their ten year term, without regard to any provisions relating to earlier termination of the stock options or stock appreciation rights based on termination of employment (the “Equity Benefits”); provided, that in the case of a Non-Acquisition Termination elected by Employer, Equity Benefits shall be limited solely to the vesting of the Initial Restricted Stock Grant and the Initial Stock Option Grant, in each case that would have occurred had the Employee remained employed with the Employer pursuant to the terms hereof through the first anniversary of the Effective Date;

(iv)    Other than in a Non-Acquisition Termination, for either (A) the eighteen-month period following the Date of Termination or, (B) if a termination of the Executive’s employment described in this Section 6(a) occurs within two years immediately following a Change of Control, the two-year period following the Date of Termination, Employer shall continue to provide medical and dental benefits to the Executive and his eligible dependents as if the Executive remained an active employee of Employer, (collectively “Welfare Benefits”); and

 (v)    to the extent not theretofore paid or provided, Employer shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Employer and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with Employer.

  (b)       Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 6(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include death benefits for which Employer pays as in effect on the date of the Executive’s death and the continued provision of the Welfare Benefits.

  (c)        Disability. If the Executive’s employment is terminated by Employer by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive or his estate or beneficiary, as applicable, on the date specified in Section 6(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and the continued provision of Welfare Benefits.

(d)       Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by Employer for Cause or the Executive terminates his employment without Good Reason during the Employment Period (other than as a Non-Acquisition Termination), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits, in each case to the extent theretofore unpaid. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

Any amounts payable by Employer to the Executive pursuant to Section 6(a)(ii) shall be subject to and conditioned upon the Executive signing and delivering (and not revoking) to Employer a general release and waiver (in the form attached as Exhibit B) and the first payment pursuant to Section 6(a)(ii) shall be made on the 55th day following the Date of Termination (the “Initial Payment Date”), with any payments that would have otherwise been made during the period between the Date of Termination and the Initial Payment Date to be paid in a lump sum on the Initial Payment Date.

7.         Full Settlement. Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. Employer agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by Employer, any affiliates or their respective predecessors, successors or assigns, the Executive, his estate, beneficiaries or their respective successors and assigns of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); provided, that the Executive prevails on at least one material claim.

8.         Section 280G. (a) Notwithstanding anything in this Agreement to the contrary, in the event that the Accounting Firm shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(b)        If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, Bancorp, Bank or one of its subsidiaries shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount); provided, that the Executive shall not be permitted to elect to reduce any Agreement Payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, and shall advise Employer in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, Employer shall reduce the Agreement Payments in the following order: (1) by reducing benefits payable pursuant to Section 6(a)(i)(B) of the Agreement and then (2) by reducing amounts payable pursuant to Section 6(a)(ii). All determinations made by the Accounting Firm under this Section 8 shall be binding upon Employer and the Executive and shall be made within 60 days of the Executive’s Date of Termination. In connection with making determinations under this Section 8, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any non-competition provisions that may apply to the Executive and Employer shall cooperate in the valuation of any such services, including any non-competition provisions.

(c)        As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Employer to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by Employer to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by Employer to or for the benefit of the Executive shall be repaid by the Executive to Employer; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)        All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by Employer.

(e)        Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i)     “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is mutually agreed to by Employer and the Executive for purposes of making the applicable determinations hereunder, which firm shall not be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control;

  (ii)    “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 8);

 (iii)    “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);

 (iv)    A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;

  (v)    “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code; and

 (vi)    “Reduced Amount” shall mean the amount of Agreement Payments that (x) has a Present Value that is less than the Present Value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

  9.         Confidential Information; Non-Solicit of Employees; Corporate Opportunities. (a) The Executive shall hold in a fiduciary capacity for the benefit of Employer all secret or confidential information, knowledge or data relating to Employer or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by Employer or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with Employer, the Executive shall not, without the prior written consent of Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Employer and those designated by it or as may be required by applicable law, court order, a regulatory body or arbitrator or other mediator.

  (b)       During the period beginning on the date hereof and ending upon the second anniversary following the Date of Termination, but without limitation to any of the Executive’s other duties or obligations to Employer or any of its affiliated companies, the Executive shall not, without the prior written consent of Employer, directly or indirectly, solicit or encourage any person to leave his or her employment with Bancorp or Bank or any of their subsidiaries or assist in any way with the hiring of (i) any Bancorp or Bank employee (or any employee of any of their subsidiaries) by any other business (including without limitation CS or any CS Related Entity) (a “Relevant Person”) or (ii) any person who was a Relevant Person at any time during the twelve (12) month period preceding such hiring or solicitation. This Section 9(b) shall not apply solely in the event of a Non-Acquisition Termination elected by Employer, and shall end upon the first anniversary following the Date of Termination solely in the event of a Non-Acquisition Termination elected by Executive (provided, that during such one-year period, this Section 9(b) shall not apply to Neil Mendelsohn, Paul Lyons and Blake Scheifele).

(c)        During the period beginning on the date hereof and ending upon the Date of Termination, but without limitation to any of the Executive’s other duties or obligations to Employer or any of its affiliated companies, with respect to any business opportunities involving business activities or lines of business that are the same as or similar to those pursued by, or competitive with, Bank, Bancorp or any of their subsidiaries, that are from time to time presented to Executive (irrespective of whether in his capacity as an executive and/or director of Employer or any of its affiliated entities), to the extent that such business opportunities are ones that Bank, Bancorp or any of their subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so (each, an “Opportunity”), Executive shall be obligated to communicate such Opportunity to Bank, and Executive shall not be permitted to directly or indirectly (including without limitation through CS or any CS Related Entity) pursue such Opportunity unless the Bank Board and Bancorp Board shall have affirmatively declined such Opportunity. For clarification, none of Bancorp, Bank or any or their subsidiaries renounces or waives its ability to pursue, compete for, acquire or otherwise undertake any opportunity, and Bancorp, Bank and their subsidiaries may do so, whether or not such opportunity is presented or offered to them or to any other person, including those mentioned above.

(d)        The obligations of Employer to make the severance payments to the Executive under Section 6 of this Agreement shall be conditioned upon and subject to the Executive’s compliance with all of the terms of this Section 9 and the release described in Section 6.

(e)        Notwithstanding the foregoing clause (d), the Executive acknowledges that Employer would be irreparably injured by any violation of this Agreement, including Section 9, and the Executive hereby acknowledges and agrees that, in addition to any other remedies available to it for any breach or threatened breach of this Agreement, including Section 9, Employer shall be entitled, without posting any bond or proof of damages, to a preliminary or permanent injunction, restraining order, and/or other equitable or specific performance based relief, restraining the Executive from any actual or threatened breach of this Agreement, including Section 9.

10.        Successors. (a) This Agreement is personal to the Executive and without the prior written consent of Employer shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.

(b)        This Agreement shall inure to the benefit of and be binding upon Bancorp, Bank and their respective successors and assigns.

(c)        Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean Bank .as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.       Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)        All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at Employer.

If to Employer:	Pacific Trust Bank
18500 Von Karman Ave, Suite 1100
Irvine, California 92612
ATTN: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)        Employer may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)        Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(f)        Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by Bancorp’s or Bank’s boards of directors to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(g)        If Executive determines, in good faith, that any compensation or benefits provided by this Agreement may result in the application of section 409A of the Code, Executive shall provide written notice thereof (describing in reasonable detail the basis therefor) to Employer, and Employer shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. Any payments that, under the terms of this Agreement, qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day the Executive’s separation from service (provided that any accrued installments that would otherwise be payable during that six-month period are paid at the end of such period) or (ii) the Executive’s death. In no event shall the date of termination of the Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, Employer makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from its respective board of directors, each of Bancorp and Bank has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

JEFFREY SEABOLD

/s/ Jeffrey Seabold

PACIFIC TRUST BANK

By	/s/ Robert M. Franko
Name:	ROBERT M. FRANKO
Title:	President & CEO

Schedule 1

Marc Cohen

EXHIBIT A

DEFINITION OF CHANGE OF CONTROL

For the purposes of this Agreement “Change of Control” means:

(i)        Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the then-outstanding shares of common stock of Bancorp (the “Outstanding Bancorp Common Stock”) or (b) the combined voting power of the then-outstanding voting securities of Bancorp entitled to vote generally in the election of directors (the “Outstanding Bancorp Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Bancorp, (x) any acquisition by the Bancorp, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Bancorp or any company affiliated with Bancorp or (z) any acquisition pursuant to a transaction that complies with clauses (iii)(a), (iii)(b) and (iii)(c) below;

(ii)       Individuals who, as of the Effective Date, constitute the Bancorp Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Bancorp Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Bancorp’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)      Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Bancorp or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Bancorp, or the acquisition of assets or stock of another entity by Bancorp or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (a) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Bancorp Common Stock and the Outstanding Bancorp Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Bancorp or all or substantially all of Bancorp’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Bancorp Common Stock and the Outstanding Bancorp Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Bancorp or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)      Approval by the stockholders of Bancorp of a complete liquidation or dissolution of Bancorp.

A-2

Exhibit B

GENERAL RELEASE

1.	In consideration of the payments and benefits to which Jeffrey Seabold (the “Executive”) is entitled under the employment agreement entered into by and among the Executive and Pacific Trust Bank (“Bank”), dated as of May 13, 2013 (the “Employment Agreement”), the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge First PacTrust Bancorp, Inc. (“Bancorp”), Bank and their subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Executive’s employment or termination thereof, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2.	The Executive acknowledges that: (i) this entire General Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this General Release; (iii) he was given a period of [forty-five][twenty-one] days within which to consider this General Release; and (iv) to the extent he executes this General Release before the expiration of the [forty-five][twenty one]-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this General Release during a period of seven days following the Execution Date, and this General Release shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this General Release, the Executive shall deliver to Bank, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this General Release shall be null and void and of no further force or effect.

3.

Notwithstanding anything else herein to the contrary, this General Release shall not affect: the obligations of Bank set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms);

obligations to indemnify the Executive respecting acts or omissions in connection with the Executive’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

4.	This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Maryland, without reference to its principles of conflict of laws.

5.	The Executive represents and warrants that he is not aware of any claim by him other than the claims that are released by this General Release. The Executive further acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and the Executive’s decision to enter into it. Nevertheless, the Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and the Executive hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

6.	“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7.	Being aware of such provisions of law, the Executive agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.

8.	It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

9.	This General Release may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to the General Release.

10.	In the event of the breach or a threatened breach by the Executive of any of the provisions of this General Release, Bancorp and Bank would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, Bancorp and Bank shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting a bond or other security.

11.	Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.

PACIFIC TRUST BANK

By:
[name]
[title]

EXECUTIVE

Voluntarily Agreed to and Accepted this day of 20

[ ]

EXHIBIT C

Residential Lending Division

Originations
Government	As calculated by Management currently
Conventional	As calculated by Management currently

Inside Closings	As calculated by Management currently
Inside # of Closings	As calculated by Management currently

Brokered	As calculated by Management currently
# of Brokered	As calculated by Management currently

Total Closings	As calculated by Management currently
Total # of Closings	As calculated by Management currently

Dollars Sold	As calculated by Management currently
Units Sold	As calculated by Management currently

GOS income	As calculated by Management currently
FV Mark	As calculated by Management currently
Total Gain on sale income	As calculated by Management currently

Origination Fees	As calculated by Management currently
Interest Arbitrage	As calculated by Management currently
Servicing Fees	As calculated by Management currently
MSR Valuation	As calculated by Management currently
Other Revenue	As calculated by Management currently
Total Revenue	As calculated by Management currently

Total Marketing/Revenue	As calculated by Management currently

Operating Expenses
Salaries & Related Expenses	As calculated by Ron/Kari currently (quarterly management review of payroll to allocate individuals to unit)
Commissions	As calculated by Management currently
Override	As calculated by Management currently
Incentive/Bonus	As calculated by Management currently
Direct Salaries	As calculated by Management currently
Stock Awards	As calculated by Management currently
Temp Help	As calculated by Management currently
Severence	As calculated by Management currently
Insur/Payroll Tax	As calculated by Management currently
Total Salary & Related	As calculated by Management currently
Note: Mr. Seabold compensation to be excluded for Exhibit C, but included for Exhibit D

EXHIBIT C

Residential Lending Division

Other Employee Expense
Recruiting	As calculated by Management currently
Management Programs	As calculated by Management currently
Employee Education/Promo	As calculated by Management currently
License and Bond	As calculated by Management currently
Other	Conferences and misc.
Total Other Employee Expense	As calculated by Management currently

Occupancy Expense	As calculated by Ron/Kari currently (quarterly management review of facilities to allocate space to unit)
Rent-Buildings	As calculated by Management currently
Repairs & Maint	As calculated by Management currently
Depreciation/Costs of Owned Space	TBD if applicable
Total Occupancy Expense	As calculated by Management currently

Equipment Expenses
Equipment Maintenance	As calculated by Management currently
Equipment Rental/Lease	As calculated by Management currently
Personal Property Tax	As calculated by Management currently
Computer Expense	As calculated by Management currently
Depreciation Expense	As calculated by Management currently
Total Equipment Expense	As calculated by Management currently
Office Expenses	As calculated by Management currently

Business Development
Auto Travel Expense	As calculated by Management currently
Charitable Contributions	As calculated by Management currently
Business Meals	As calculated by Management currently
Business Development	As calculated by Management currently
Total Business Development	As calculated by Management currently

Loan Expense
Credit Reports	As calculated by Management currently
Credit Report Fees	As calculated by Management currently
Appraisal Expense	As calculated by Management currently
Appraisal Fees	As calculated by Management currently
Corp Admin	As calculated by Management currently
Underwriting - Automated	As calculated by Management currently
Loan Related Expense	As calculated by Management currently
Total Loan Expense	As calculated by Management currently

Loan Provision	As calculated by Management currently

EXHIBIT C

Residential Lending Division

Interest Expense Other	As calculated by Management currently
Provision For Loan Repurchase Losses	As calculated by Management currently
Total Provision	As calculated by Management currently

Administration Expense	As calculated by Management currently
Legal Expense	As calculated by Management currently
Accounting & Auditing	As calculated by Management currently
Data Processing	As calculated by Management currently
Bank Charges	As calculated by Management currently
Insurance	As calculated by Management currently
Postage	As calculated by Management currently
Telephone	As calculated by Management currently
Office Supplies	As calculated by Management currently
Printing/ Copy Cost	As calculated by Management currently
Dues and Subscription	As calculated by Management currently
Consulting Fees	As calculated by Management currently
Moving Expense	As calculated by Management currently
Messenger Service	As calculated by Management currently
Total Admin Expense	As calculated by Management currently

Misc Operating Expenses	As calculated by Management currently
Misc Expense	As calculated by Management currently
Penalty Expense	As calculated by Management currently
Total Misc Operating Expenses	As calculated by Management currently

Total Operating Expense	As calculated by Management currently

Interest Expense on Deposits	To be based on Average Cost of Deposits reported in most recent 10Q/10K
Interest Income Intercompany (at weighted average cost of dep	To be based on Average Cost of Deposits reported in most recent 10Q/10K
Total Interest Expense	To be based on Average Cost of Deposits reported in most recent 10Q/10K

Net Income Before Taxes	As calculated by Management currently
Incentive Fees to Others	As calculated by Management currently
Pre-Tax Profits/Losses from Other LHFS (exclusive of loans capture	As calculated by Management currently
Pre-Tax Profits/Losses from Other Qualifying RLD Activities*	As calculated by Management currently
Other Credit Losses	As calculated by Management currently
Pre-Tax Profits (Seabold)	As calculated by Management currently
Incentive Fee to Seabold (@10%)	As calculated by Management currently

Total RLD Production (retail, TPO, wholesale, correspondent includi	As reported to Board by management monthly and tied to 10Q/10k

EXHIBIT C

Residential Lending Division

HLFS Production	As reported to Board by management monthly and tied to 10Q/10k
HLFI Production	As reported to Board by management monthly and tied to 10Q/10k

Legacy MHMB Production (as of 12/31/12)	As defined by current management reporting re: business channels (MHMB, PTB, Wholesale, Correspondent, Consumer Direct)
Consumer Direct Production	As defined by current management reporting re: business channels (MHMB, PTB, Wholesale, Correspondent, Consumer Direct)
New RLD Production	As defined by current management reporting re: business channels (MHMB, PTB, Wholesale, Correspondent, Consumer Direct)

* Gain of Sale from initial LHFI Loan Sales and Securitizations with profit measured from initial cost basis to sale with holding costs equal to interest received (therefore netting to zero for carry time). E.g. if an interest-only loan held in portfolio was originated for 100 and had 50bps closing fees and sells one year later for 101.5. The Gain on Sale is 1 point and there is no implied profits for holding period. If loan is amortizing the cost basis is reduced by amortization amount. The LLR is added back to loan value for cost basis.

EXHIBIT D

Residential Lending Division

Originations
Government	As calculated by Management currently
Conventional	As calculated by Management currently

Inside Closings	As calculated by Management currently
Inside # of Closings	As calculated by Management currently

Brokered	As calculated by Management currently
# of Brokered	As calculated by Management currently

Total Closings	As calculated by Management currently
Total # of Closings	As calculated by Management currently

Dollars Sold	As calculated by Management currently
Units Sold	As calculated by Management currently

GOS income	As calculated by Management currently
FV Mark	As calculated by Management currently
Total Gain on sale income	As calculated by Management currently

Origination Fees	As calculated by Management currently
Interest Arbitrage	As calculated by Management currently
Servicing Fees	As calculated by Management currently
MSR Valuation	As calculated by Management currently
Other Revenue	As calculated by Management currently
Total Revenue	As calculated by Management currently

Total Marketing/Revenue	As calculated by Management currently

Operating Expenses
Salaries & Related Expenses	As calculated by Ron/Kari currently (quarterly management review of payroll to allocate individuals to unit)
Commissions	As calculated by Management currently
Override	As calculated by Management currently
Incentive/Bonus	As calculated by Management currently
Direct Salaries	As calculated by Management currently
Stock Awards	As calculated by Management currently
Temp Help	As calculated by Management currently
Severence	As calculated by Management currently
Insur/Payroll Tax	As calculated by Management currently
Total Salary & Related	As calculated by Management currently
Note: Mr. Seabold compensation to be excluded for Exhibit C, but included for Exhibit D

EXHIBIT D

Residential Lending Division

Other Employee Expense
Recruiting	As calculated by Management currently
Management Programs	As calculated by Management currently
Employee Education/Promo	As calculated by Management currently
License and Bond	As calculated by Management currently
Other	Conferences and misc.
Total Other Employee Expense	As calculated by Management currently

Occupancy Expense	As calculated by Ron/Kari currently (quarterly management review of facilities to allocate space to unit)
Rent-Buildings	As calculated by Management currently
Repairs & Maint	As calculated by Management currently
Depreciation/Costs of Owned Space	TBD if applicable
Total Occupancy Expense	As calculated by Management currently

Equipment Expenses
Equipment Maintenance	As calculated by Management currently
Equipment Rental/Lease	As calculated by Management currently
Personal Property Tax	As calculated by Management currently
Computer Expense	As calculated by Management currently
Depreciation Expense	As calculated by Management currently
Total Equipment Expense	As calculated by Management currently
Office Expenses	As calculated by Management currently

Business Development
Auto Travel Expense	As calculated by Management currently
Charitable Contributions	As calculated by Management currently
Business Meals	As calculated by Management currently
Business Development	As calculated by Management currently
Total Business Development	As calculated by Management currently

Loan Expense
Credit Reports	As calculated by Management currently
Credit Report Fees	As calculated by Management currently
Appraisal Expense	As calculated by Management currently
Appraisal Fees	As calculated by Management currently
Corp Admin	As calculated by Management currently
Underwriting - Automated	As calculated by Management currently
Loan Related Expense	As calculated by Management currently
Total Loan Expense	As calculated by Management currently

Loan Provision	As calculated by Management currently

EXHIBIT D

Residential Lending Division

Interest Expense Other	As calculated by Management currently
Provision For Loan Repurchase Losses	As calculated by Management currently
Total Provision	As calculated by Management currently

Administration Expense	As calculated by Management currently
Legal Expense	As calculated by Management currently
Accounting & Auditing	As calculated by Management currently
Data Processing	As calculated by Management currently
Bank Charges	As calculated by Management currently
Insurance	As calculated by Management currently
Postage	As calculated by Management currently
Telephone	As calculated by Management currently
Office Supplies	As calculated by Management currently
Printing/ Copy Cost	As calculated by Management currently
Dues and Subscription	As calculated by Management currently
Consulting Fees	As calculated by Management currently
Moving Expense	As calculated by Management currently
Messenger Service	As calculated by Management currently
Total Admin Expense	As calculated by Management currently

Misc Operating Expenses	As calculated by Management currently
Misc Expense	As calculated by Management currently
Penalty Expense	As calculated by Management currently
Total Misc Operating Expenses	As calculated by Management currently

Total Operating Expense	As calculated by Management currently

Interest Expense on Deposits	To be based on Average Cost of Deposits reported in most recent 10Q/10K
Interest Income Intercompany (at weighted average cost of dep	To be based on Average Cost of Deposits reported in most recent 10Q/10K
Total Interest Expense	To be based on Average Cost of Deposits reported in most recent 10Q/10K

Net Income Before Taxes	As calculated by Management currently
Incentive Fees to Others	As calculated by Management currently
Pre-Tax Profits/Losses from Other LHFS (exclusive of loans capture	As calculated by Management currently
Pre-Tax Profits/Losses from Other Qualifying RLD Activities*	As calculated by Management currently
Other Credit Losses	As calculated by Management currently
Pre-Tax Profits (Seabold)	As calculated by Management currently
Incentive Fee to Seabold (@10%)	As calculated by Management currently

Total RLD Production (retail, TPO, wholesale, correspondent includi	As reported to Board by management monthly and tied to 10Q/10k

EXHIBIT D

Residential Lending Division

HLFS Production	As reported to Board by management monthly and tied to 10Q/10k
HLFI Production	As reported to Board by management monthly and tied to 10Q/10k

Legacy MHMB Production (as of 12/31/12)	As defined by current management reporting re: business channels (MHMB, PTB, Wholesale, Correspondent, Consumer Direct)
Consumer Direct Production	As defined by current management reporting re: business channels (MHMB, PTB, Wholesale, Correspondent, Consumer Direct)
New RLD Production	As defined by current management reporting re: business channels (MHMB, PTB, Wholesale, Correspondent, Consumer Direct)

* Gain of Sale from initial LHFI Loan Sales and Securitizations with profit measured from initial cost basis to sale with holding costs equal to interest received (therefore netting to zero for carry time). E.g. if an interest-only loan held in portfolio was originated for 100 and had 50bps closing fees and sells one year later for 101.5. The Gain on Sale is 1 point and there is no implied profits for holding period. If loan is amortizing the cost basis is reduced by amortization amount. The LLR is added back to loan value for cost basis.